Exhibit 99.1

            TAL INTERNATIONAL GROUP, INC. ANNOUNCES DIRECTOR ELECTION

     PURCHASE, N.Y., Sept. 18 -- TAL International Group, Inc. (NYSE: TAL)
announced today that its Board of Directors appointed Malcolm P. Baker to its
Board of Directors and to its Audit Committee. Malcolm P. Baker will fill the
Audit Committee seat formerly held by A. Richard Caputo, Jr. who resigned from the Audit Committee effective September 12, 2006.

     Brian M. Sondey, Chief Executive Officer of TAL International Group Inc.,
stated that "We are pleased to announce the appointment of Malcolm P. Baker to
TAL International Group, Inc.'s Board of Directors and Audit Committee. Dr.
Baker is a distinguished business scholar and his research focus on the practical functioning of markets is directly relevant to the issues we face every day. Dr. Baker meets the NYSE's and the Company's Director Independence
Standards and the Company's Audit Committee is now entirely composed of
Independent Directors. Dr. Baker is a strong addition to our Board of
Directors."

Malcolm Baker is a professor in the finance unit of the Harvard University
Graduate School of Business and a faculty research fellow in the corporate finance program at the National Bureau of Economic Research. Dr. Baker has
authored numerous articles and case studies on corporate finance, capital markets, and behavioral finance. He is a frequent presenter at academic and practitioner conferences, a consultant to corporations and investment management firms, and a winner of the Brattle Prize, which is given annually by the
American Finance Association. Prior to his graduate studies, he was a senior associate at Charles River Associates and a member of the US Olympic rowing team. Dr. Baker holds a BA in applied mathematics and economics from Brown
University, an M.Phil. in finance from Cambridge University, and a Ph.D. in business economics from Harvard.

About TAL International Group, Inc.

     TAL is one of the world's largest lessors of intermodal freight containers with 20 offices in 12 countries and approximately 197 third party container depot facilities in 42 countries. The Company's global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers. TAL's fleet consists of over 634,000 containers representing approximately 1,023,000 twenty-foot equivalent units (TEU). This places TAL among the world's largest independent lessors of intermodal containers as measured by fleet size.

     CONTACT: Jeffrey Casucci, Vice President, Treasury and Investor Relations
of TAL International Group, Inc., +1-914-697-2900 /
     /Web site:  http://www.talinternational.com /
     (TAL)